Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2012, relating to the consolidated financial statements and financial statement schedule of On Assignment, Inc., and the effectiveness of On Assignment, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of On Assignment, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Los Angeles, California

May 15, 2012